EXHIBIT B


                          Central Power & Light Company

Name                                            Position

Richard Byrne                                   Manager of Rates, ERCOT

Bruce Evans                                     President

Arnaldo Guerra                                  Division Manager

David Hooper                                    Central Division Manager

Dennis A. Longoria                              Director, Governmental Affairs

Olga Maldonado                                  Western Division Manager

J. G. Sandoval                                  General Manager - President

Brenda L. Snider                                Manager, Planning and Analysis
                                                 and Corporate Secretary

W. H. Sullivan, Jr.                             CIS Project Director

Ralph Underbrink                                Sr. Regulatory Consultant

Gerald E. Vaughn                                Vice President, Nuclear